SUN BANCORP, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT
As Amended and Restated

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT ("Agreement") entered into this 18th day of October, 2007 ("Effective Date"), by and between Sun Bancorp, Inc. (the "Company") and Sidney R. Brown (the "Executive").

WHEREAS, the Executive is currently employed by the Company as Vice Chairman and is experienced in all phases of the business of the Company; and

WHEREAS, the parties desire by this writing to set forth the continuing rights and responsibilities of the Company and Executive if the Company should undergo a change in control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, it is AGREED as follows:

1.Employment.  The Executive is employed in the capacity as Vice Chairman of the Company.  The Executive shall render such administrative and management services to the Company and Sun National Bank ("Bank"),  as are currently rendered and as are customarily performed by persons situated in a similar executive capacity.  The Executive's other duties shall be such as the Board of Directors for the Company (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Company and the Bank.

2.Term of Agreement.  The term of this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter ("Term").   Additionally, as of each December 31, thereafter, the Term of this Agreement shall be extended for an additional period such that the Term of the Agreement as of such date of extension shall be for a new period of thirty-six months thereafter; provided, however, such Term shall not be automatically extended as of December 31 of any given year if the Board shall give the Executive written notice not later October 1 immediately prior to such December 31 date that the Board has made a determination by an affirmative vote of not less than a majority of the members of the full Board then in office that such Agreement shall not be extended thereafter absent a future affirmative determination and resolution of the Board of Directors that the Term of such Agreement shall be extended beyond the then in effect expiration date of such Agreement.  The Term shall refer to the initial Term or any subsequent extension of such Term thereafter.

3.Termination of Employment in Connection with or Subsequent to a Change in Control.

(a)Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive's employment with the Company during the term of this Agreement following any Change in Control of the Company or Bank, or within 24 months thereafter of such Change in Control, absent Just Cause,  Executive shall be paid an amount equal to the product of 2.999 times the Executive's average annual aggregate taxable compensation paid by the Company as reported, or to be reported,  on the IRS Form W-2, box 1, or IRS Form 1099 for the most recently completed five calendar years ending on, or before, the date of such Change in Control.  Said sum shall be paid by the Company to the Executive in one (1) lump sum not later than the date of Executive's termination of service.  In addition, the Executive and his dependents shall be eligible to continue coverage under the Company's  (or its successor's) medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment at the participants' election and expense. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent that the Bank shall have made payments to the Executive upon termination of employment in accordance with any Employment Agreement between the Executive and the Bank related to such Change in Control.  The term"Change in Control" shall refer to (i) the sale of all, or a material portion, of the assets of the Company or the Bank; (ii) the merger or recapitalization of the Company or the Bank whereby the Company or the Bank is not the surviving  entity; (iii) a change in control of the Company or the Bank, as otherwise defined or determined by the Office of the Comptroller of the Currency or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Company or the Bank by any person, trust, entity or group.  The term "person" means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.  The provisions of this  Section 3(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b)Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment during the term of this Agreement following a Change in Control of the Company or Bank, or within twenty-four months following such Change in Control, and Executive shall thereupon be entitled to receive the payment described in Section 3(a) of this Agreement, upon the occurrence, or within six months thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing: (i) if Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Executive's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Company, Executive would be required to report to a person or persons other than the Board of Directors of the Company or its Chairman; (iii) if the Company should fail to maintain Executive's base compensation in effect as of the date of the Change in Control and the existing Executive benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; (v) if Executive's responsibilities or authority have in any way been materially diminished or reduced; or (vi) if Executive would not be reelected to the Board of Directors of the Company.  The provisions of this  Section 3(b) shall survive the expiration of this Agreement occurring after a Change in Control.

            (c)Additional Payments by the Company related to Section 280G of the Code.

(i)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or otherwise to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or by any other compensation plan or arrangement of the Company or the Bank (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including all federal, state and local tax and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed under Section 4999 of the Code imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of the Executive on the date the Payment is made, net of the maximum reduction in federal income taxes that could reasonably be obtained from the deduction of such state and local taxes related to such Gross-up Payment.

(ii)Subject to the provisions of this Section 3(c), all determinations required to be made under this Section 3(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm (the “Accounting Firm”) reasonably acceptable to the Executive as may be designated by the Company which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3(c), shall be paid by the Company to the Executive, or withheld on the Executive’s behalf, within five days of the later of (A) the due date for the payment of any Excise Tax, and (B) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                       (iii)The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A)give the Company any information reasonably requested by the Company relating to such claim,

(B)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C)cooperate with the Company in good faith in order effectively to contest such claim, and

(D)permit the Company to participate in any proceedings relating to such claim;

                                   provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall (to the extent permitted by law) advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)The Executive shall cooperate in good faith with all reasonable requests by the Company to assist the Company in minimizing the effect of Section 4999 and Section 280G of the Code, provided that the Executive shall not be required to take actions that adversely affect his rights hereunder.

4.Other Changes in Employment Status.  Except as provided for at Section 3, herein, the Board of Directors may terminate the Executive's employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Executive's right to compensation or other benefits under the Agreement.  The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause.  Termination for "Just Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulatory having regulatory authority over the Company or Bank, or a material breach of any provision of the Agreement.

            5.Regulatory Exclusions.

(a)Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC '1828(k) and any regulations promulgated thereunder.

(b)Notwithstanding anything herein to the contrary, any payments to be made in accordance with Sections 3 or 4 of the Agreement shall not be made prior to the date that is 183 calendar days from the date of termination of employment, or such later date as determined in good faith by the Bank or Company (“Payment Date”), if it is determined by the Bank or the Company in good faith that the Executive is a “specified employee” within the meaning of Section 409A of the Code, that such payments to be made to such Executive are subject to the limitations at Section 409A of the Code and regulations promulgated thereunder, and payments made in advance of such Payment Date would result in the requirement for the Executive to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code.

6.No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment of severance benefits if he or she accepts other compensation for employment with another entity.

7.Successors and Assigns.

(a)This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

(b)The Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

8.Amendments.  No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

9.Applicable Law.  This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Jersey, except to the extent that Federal law shall be deemed to apply.

            10.Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11.Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extend that the parties may otherwise reach a mutual settlement of such issue.  The Company shall reimburse Executive for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator that the Executive's claim has merit, whether or not the arbitrator finds in favor of the Executive.    The provisions of this Section 11 shall survive the expiration of this Agreement occurring after a Change in Control.

12.Non-Disclosure.  Executive will not, during or after the Term of this Agreement, directly or indirectly, disseminate or disclose to any person, firm or entity, except to his or her legal  advisor, the terms of this Agreement without the written consent of the Company.

13.Entire Agreement.  This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto with respect to the subject matter herein.